UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2005

U.S. HOME SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-18291	75-2922239
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

750 State Highway 121 Bypass, Suite 170 Lewisville, Texas	75067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 488-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - FINANCIAL INFORMATION

Item 2.05. Costs Associated with Exit or Disposal Activities

U.S. Home Systems, Inc. (the “Company”) currently operates wood deck sales, installation and manufacturing facilities in Glen Mills, Pennsylvania, Westborough, Massachusetts, Bridgeport, Connecticut and Woodbridge, Virginia. As part of the continuing evaluation and implementation of appropriate actions by the Company’s management to return its USA Deck subsidiary to profitable operations, on May 10, 2005 the Company, under the direction of our chief executive officer, notified the employees of our USA Deck subsidiary that we will cease manufacturing wood decks in our Glen Mills, Westborough and Bridgeport facilities effective May 30, 2005. We will continue to operate deck sales and installation centers in these markets and will transition the Glen Mills and Westborough manufacturing facilities into warehouse and distribution centers. We intend to reassign some of our manufacturing personnel to manage and operate the warehouse facilities and others to supplement our installation workforce in these markets. We will also transfer certain personnel to our manufacturing facility in Woodbridge, Virginia.

Our Woodbridge facility will continue to manufacture decks for our Virginia, Washington D.C. and Baltimore markets and will assume the manufacturing requirements to service our customers in the greater Philadelphia markets. We will purchase deck components from Universal Forest Products, Inc. (“Universal”) to service our deck customers in our Chicago, Boston, Connecticut and northern New Jersey markets. We implemented the manufacturing outsourcing arrangement with Universal in October 2004 when we granted a limited license to Universal to manufacture pre-engineered component deck parts and related accessory products for us. We will continue to implement our expansion plan with The Home Depot in the Minneapolis and St. Louis markets in the second quarter of 2005 and will purchase deck components from Universal to support these markets.

As part of the plan, in certain markets we intend to supplement our deck installation workforce by utilizing subcontractor installers. We believe we can more effectively control and balance our direct labor resources and costs during seasonal variations in our deck business by consolidating and outsourcing our deck manufacturing functions in combination with the use of employee installation crews and subcontractors. The plan also includes eliminating a portion of our leased and company-owned specially-equipped installation vehicles.

In connection with this plan, we expect to incur in the second quarter 2005 between $1.6 million and $1.8 million of exit costs, which include approximately $100,000 for employee severance costs, approximately $100,000 for costs as a result of the reduction of our installation vehicle fleet, an estimated $100,000 for equipment disposal expenses and between $1.3 million to $1.5 million for non-cash charges related to the impairment of certain assets utilized at the manufacturing facilities.

Item 2.06. Material Impairments

The restructuring actions discussed in Item 2.05 have prompted us to conduct an asset impairment test on the equipment and other assets that we utilize at the three manufacturing facilities. Based on this analysis, the Company will record in the second quarter of 2005 a non-cash charge of between $1.3 million to $1.5 million related to the impairment of certain assets utilized at the manufacturing facilities.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits.

Exhibit Number	Description of Exhibit
99.1	Press Release dated May 12, 2005 announcing reorganization of deck manufacturing operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on the 11th day of May, 2005 on its behalf by the undersigned, thereto duly authorized.

U.S. HOME SYSTEMS, INC.

By:	/s/ Murray H. Gross
Murray H. Gross
President and Chief Executive Officer

INDEX OF EXHIBITS

Exhibit Number	Description of Exhibit
99.1	Press Release dated May 12, 2005 announcing reorganization of deck manufacturing operations.

IOE-1